UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Broadwing Corporation
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The following memorandum was distributed to employees of Broadwing on November 2, 2006.

To:	All Employees
From:	Steve Courter, CEO
Date:	November 2, 2006
Subject:	Third Quarter 2006 Results
The senior management team discussed 3Q06 and our pending acquisition by Level 3 on our quarterly conference call with analysts and investors this morning. Below you will find a summary. If you were unable to listen to the call, please feel free to visit www.broadwing.com for the replay.
Highlights:
•	Broadwing / Level 3 Communications a powerful combination
•	Strong revenue growth in key product lines continues
•	Strongest Adjusted EBITDA performance in company history
•	Narrowed operating loss and net loss year-over-year
•	Recent wins illustrative of traction in VoIP, Broadband and Media Transport services
–	AOL doubles initial AIM Phoneline contract with Broadwing

–	GameRail partners with Broadwing to build nationwide Ethernet private network for online gaming traffic

–	Broadwing’s Media Network carrying more high-profile sports and entertainment programming
•	Broadwing launches usage-based billing for Converged MPLS
Financials:
•	Strong revenue growth driven by sales of Broadband and Data
–	3Q06 total revenue UP 6% or $13.2M y/y driven by sales of Broadband and Converged VPN Services, offset in part by lower revenue from LD voice services; UP 4% vs. 2Q06

–	3Q06 Broadband/Data revenues UP 12% y/y due to intro of Converged VPN services and to increased broadband sales, esp. higher speed optical products; UP 4% vs. 2Q06

–	3Q06 Voice revenues flat y/y due primarily to impact of rate compression; UP 2% vs. 2Q06
•	Significantly improved gross profit/gross margin y/y
–	3Q06 gross profit: $87.4M — UP 16% y/y and UP 3% vs. 2Q06

–	3Q06 gross margin: 38% vs. 34% in 3Q05 — UP over 300 basis points y/y
•	Third quarter of positive Adjusted EBITDA: $8.0M — strongest performance in company history.
•	Reduced net loss significantly year-over-year: 3Q06 net loss of $16.8M narrowed 45% y/y
•	Maintained strong balance sheet:
–	Low debt compared to peers and no net debt

–	Cash, equivalents, and short-term investments of $341.3M at 9/30/06

Broadwing/Level 3 Merger:
•	Key benefits of the combination:
–	Combined network footprint / product set expected to bolster market position domestically & internationally

–	Improved buyer power to obtain reductions in access, equipment and third-party costs

–	Increased ability to invest and innovate to meet market’s evolving needs

–	Greater scale, scope and reach which will make us a more attractive partner for national and international companies
•	Customer experience will remain our top priority throughout integration
One final note:
We are very pleased with our results this quarter. You can be proud of what you have accomplished here at Broadwing during a very tough time in the telecom industry. Thank you for your hard work — and the work that is to come with the integration.
A bulleted financial summary of the quarter follows.
3Q06 Financial Summary:

•	Consolidated Revenues	$231.9M
up 6% from 3Q05
up 3% from 2Q06

•	Consolidated Net Loss	$16.8M vs. $30.5M in 3Q05
45% improvement year-over-year

•	Adjusted EBITDA	$8.0M

•	Cash, cash equivalents, short term investments:	$341.3M at 9/30/06
IMPORTANT NOTE: The proposed transaction will be submitted to Broadwing’s stockholders for their consideration. Level 3 and Broadwing will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders of Broadwing are urged to read the registration statement and the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. Stockholders of Level 3 can obtain more information about the proposed transaction by reviewing the Form 8-K to be filed by Level 3 in connection with the announcement of the transaction, and any other relevant documents filed with the SEC when they become available. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Level 3 and Broadwing, at the SEC’s Web site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Level 3, Investor Relations, 1025 Eldorado Blvd., Broomfield, CO 80021, 720-888-2500 or to Broadwing, Investor Relations, 1122 Capital of Texas Highway South Austin, TX 78746-6426, (866) 426-7847.

Level 3, Broadwing and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Broadwing in connection with the proposed transaction. Information about the directors and executive officers of Level 3 is set forth in the proxy statement on Schedule 14A, dated April 6, 2006, as supplemented, for Level 3’s 2006 annual meeting of stockholders. Information about directors and executive officers of Broadwing and their ownership of Broadwing common stock is set forth in the proxy statement on Schedule 14A, dated March 24, 2006, for Broadwing’s 2006 annual meeting of stockholders. Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.